Exhibit 10.01

July 15, 2019
By Electronic Mail

Mark Shifke
c/o Green Dot Corporation
3465 E. Foothill Blvd.
Pasadena, California 91107

Dear Mark:

This letter agreement (this “Employment Agreement”) amends and restates the Prior Agreement (as defined below) and sets forth the terms of your continued employment with Green Dot Corporation (the “Company” or “us”) as the Company’s Chief Financial Officer (“CFO” or “you”). Your service with the Company will be subject to the terms and conditions of this Employment Agreement and shall be effective as of the date set forth on the signature page hereto (the “Effective Date”).

1. Reporting; Place of Employment. Your place of employment will continue to be the Company’s offices in Pasadena, California, although you and the Company’s Chief Executive Officer may develop a mutually agreeable travel schedule that allows you to work remotely from New York.

2. Base Salary. Your annual base salary (your “Base Salary”) will be equal to your annual base salary as in effect immediately prior to the Effective Date, and the parties acknowledge and agree that such amount is $475,000.00 on an annualized basis, less applicable withholdings, payable in accordance with the Company’s normal payroll practices. Your Base Salary may be adjusted upward from time to time.

3. Bonus Plan Participation. In addition to your Base Salary, you will continue to be eligible to participate in the Company’s Executive Officer Incentive Bonus Plan (the “Bonus Plan”) each year that you are employed, under which your annual target bonus will be equal to your annual target bonus in effect immediately prior to the Effective Date, and the parties acknowledge and agree that such amount is 100% of your Base Salary. Your annual target bonus may be adjusted upward from time to time. The actual bonus amount awarded, if any, will be determined under, and subject to all the terms, conditions and restrictions of, the Bonus Plan, as amended from time to time.

4.    Company Equity Awards. Your outstanding unvested equity awards will continue to vest in accordance with their terms while you continue employment with us.

5.    Fringe Benefits. You will continue to participate in the employee benefit plans maintained by the Company in which you currently participate, subject to the terms and conditions of such plans.

6.    Indemnification and Insurance. The Company will indemnify you with respect to activities in connection with your employment hereunder under the indemnification and insurance provision of the Company’s bylaws and the Indemnity Agreement by and between you and the Company, which continues in full force and effect.

7.    Retention and Termination Benefits. If (i) you continue to be employed by the Company through at least June 1, 2020 (the “Retention Date”) and your employment terminates for any reason (other than by the Company for Cause (as defined below)) after the Retention Date, or (ii) your employment terminates prior to the Retention Date other than (1) by the Company for Cause, (2) voluntarily by you, or (3) due to your death or disability ((i) and (ii), each a “Qualifying Termination”), subject to you satisfying the release requirement set forth in Section 8 and, in the case of clauses (a), (b), (d) and (e) set forth below, providing the consulting services set forth in Section 9: (a) you will receive 12 months of your then-current Base Salary, which will be paid in accordance with the Company’s then current payroll schedule (the “Cash Payments”); (b) your equity compensation awards granted prior to January 1, 2018 will continue to vest and settle on their regularly scheduled vesting dates until such awards are fully vested and settled (the “Continued Vesting Benefits”); (c) you will be deemed to have a “Qualifying Retirement” under the Company’s Retirement Policy for Equity Awards (the “Retirement Policy”) with respect to all your equity compensation awards that were granted on or after January 1, 2018 and on or after the Effective Date, such awards that become vested shall only be settled on their normally scheduled vesting dates except as otherwise set forth in the Retirement Policy (the “Retirement Policy Benefits”); (d) if your Qualifying Termination occurs on, before or after the Retention Date but after the applicable performance period for your annual bonus under the Bonus Plan has been completed, and you have not been paid such annual bonus for such performance period, you will remain eligible to earn such annual bonus and such bonus will not be pro-rated (the “Non-Pro-Rata Bonus”), subject to the achievement of the performance goals and other terms and conditions that apply to you for the applicable performance period, except for the requirement that you be employed by the Company at the time that the bonus is paid; and (e) if your Qualifying Termination occurs after the Retention Date but before the applicable performance period for your annual bonus under the Bonus Plan has been completed, you will be eligible to earn a pro-rated annual bonus under the Bonus Plan (the “Pro-Rata Bonus” and together, with the Cash Payments, the Continued Vesting Benefits and the Non-Pro-Rata Bonus, the “Consulting Benefits”), subject to the achievement of the performance goals and other terms and conditions that apply to you for the applicable performance period, except for the requirement that you be employed by the Company at the time that the bonus is paid. Any such Non-Pro-Rata Bonus will be paid no later than March 15th of the year following the year in your Qualifying Termination occurs. Any such Pro-Rata Bonus will be pro-rated based on the number of days in the performance period that you were employed by the Company prior to your Qualifying Termination and will be paid no later than March 15th of the year following the year in your Qualifying Termination occurs. Any exercise of negative discretion that is applied to your Non-Pro-Rata Bonus or Pro-Rata Bonus by the Compensation Committee of the Board of Directors (the “Compensation Committee”) will be no less favorable to you than any exercise of negative discretion that is applied to other executive officers of the Company generally with respect to their annual bonuses for the applicable performance period.

For purposes hereof, “Cause” means any of the following: (i) your conviction of or plea of nolo contendere to a felony; (ii) an act by you which constitutes gross misconduct in the performance of your obligations and duties hereunder; (iii) your act of fraud against the Company or any of its affiliates; (iv) your theft or misappropriation of property (including, without limitation, intellectual property) of the Company or its affiliates; or (v) a material breach by you of any confidentiality agreement with, or duties of confidentiality to, the Company or any of its affiliates that involves your wrongful disclosure of material confidential or proprietary information (including, without limitation, trade secrets or other intellectual property) of the Company or any of its affiliates.

8.    Release Requirement. As a condition to receiving the payments and benefits that are provided for in this Employment Agreement, you must execute a written release, in substantially the form attached hereto as Exhibit A (the “Release”), which must become effective no later than the 60th day following the date of your Qualifying Termination (the “Release Deadline”), and if not, you will forfeit any right to payments or benefits under this Employment Agreement. To become effective, the Release must be executed by you and any revocation periods (as required by statute, regulation, or otherwise) must have expired without you having revoked the Release. In addition, in no event will any payments or benefits be paid or provided until the Release actually becomes effective and you may not execute the Release prior to the date of your Qualifying Termination. The Cash Payments, the Continued Vesting Benefits and the Retirement Policy Benefits will commence on the 60th day following the date of your Qualifying Termination; provided however, that the first payment will include all amounts that would have been paid to you if your payments and benefits had commenced on the date of the Qualifying Termination.

9.   Consulting Period. Provided that you satisfy the release requirement set forth in Section 8, in the event of a Qualifying Termination, the Company will retain you as a consultant to the Company from the date of your Qualifying Termination through the one-year anniversary of such date unless the Company elects to terminate this consulting period prior to the end of such period for any reason by providing written notice to you (the actual period of time you are retained as a consultant, the “Consulting Period”). During the Consulting Period, subject to your reasonable availability, you will make yourself available to provide consulting services (the “Services”) within your areas of expertise as requested by the Company. Subject to your reasonable availability by phone and email, you agree to make yourself available to provide Services throughout the Consulting Period for up to, but not exceeding, 10 hours per month. During the Consulting Period, you will be free to pursue other employment or consulting engagements with third parties, provided that you will not induce or attempt to induce any employee of any member of the Company Group to leave the employment of the Company Group. Notwithstanding the foregoing, for purposes of this Employment Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Company or its successors and assigns will not be deemed to be a breach of this Section 9. You acknowledge and agree that after your Qualifying Termination and during the Consulting Period, your relationship with the Company will be that of an independent contractor and not that of an employee. During the Consulting Period, you will not be eligible for any Company employee benefits, except pursuant to COBRA or otherwise pursuant to the terms of the Company’s benefit plans applicable to all former employees of the Company. If you voluntarily choose to terminate the Consulting Period before the one-year anniversary of your Qualifying Termination, upon the termination of the Consulting Period, you will immediately forfeit any Consulting Benefits that have not been paid to you. If the Company terminates the Consulting Period prior to the one-year anniversary of your Qualifying Termination for any reason other than Cause, then you will still be entitled to receive such Consulting Benefits.

10.    No Other Benefits. Except as expressly provided in this Employment Agreement or the Company’s 2010 Equity Incentive Plan, or expressly required under applicable law, you shall not be entitled to receive any other payment, benefit or other form of compensation as a result of your employment or the termination thereof.

11.    At-Will Employment Relationship. Your employment with the Company is “at-will.” This means you may resign at any time for any reason. Likewise, the Company may terminate your employment relationship at any time, with or without cause or notice. Any change to your at-will employment relationship with the Company must be by a specific, written agreement signed by you and the Compensation Committee.

12.    Termination of Employment for Cause, by You or Death or Disability. You shall no longer be eligible to earn or receive any payments and benefits under this Employment Agreement (except to the extent required by applicable law) and the vesting of your outstanding equity awards shall terminate and vesting shall cease, in each case, upon termination of your employment (i) by the Company for Cause, (ii) by you for any reason prior to the Retention Date, or (iii) due to your death or disability prior to the Retention Date.

13.    Section 409A. Notwithstanding anything to the contrary in this Employment Agreement, no payments or benefits under this Employment Agreement, which are considered deferred compensation not exempt under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (such payments, the “Deferred Payments”), will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. In addition, if you are a “specified employee” as determined by the Compensation Committee in accordance with Section 409A, you will not be entitled to any Deferred Payments until the earlier of (i) the date which is six (6) months and one (1) day after your Qualifying Termination, or (ii) the date of your death.

14.    Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time. In addition, you acknowledge and agree that you continue to be bound by the Employee Inventions and Confidentiality Agreement (the “Employee Inventions and Confidentiality Agreement”) previously entered into by and between you and the Company.

15.    Conflicts of Interest. During the term of your employment with the Company, you will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. You must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists during the term of this Employment Agreement, the Company may ask you to choose to discontinue the other work or resign employment with the Company.

16.    Withholding. All sums payable to you hereunder will be reduced by all applicable federal, state, local and other withholding and similar taxes and payments required by applicable law.

17.    Severability. If any term, covenant, condition or provision of this Employment Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions of this Employment Agreement shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

18.    Successors; Assignment. The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Your rights and obligations hereunder are non-assignable. The Company may assign its rights and obligations to any entity in which the Company or an entity affiliated with the Company, has a majority ownership interest.

19.    Notices. Notices and all other communications contemplated by this Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Notices or other communication directed to you shall be addressed to your home address most recently communicated to the Company in writing. Notices or other communication directed to the Company shall be addressed to the Company’s corporate headquarters and directed to the attention of the Board.

20.    Entire Agreement. This Employment Agreement, the agreements governing your Company equity awards and the Employee Inventions and Confidentiality Agreement set forth the terms of your employment with the Company and supersede and cancel all prior agreements, whether written or oral, between the parties hereto with regard to the subject matter hereof, including but not limited to the letter agreement, dated April 13, 2017, between you and the Company (the “Prior Agreement”) and the Indemnity Agreement, dated December 11, 2015, between you and the Company. This Employment Agreement may not be modified or amended except by a written agreement signed by you and the Compensation Committee.

21.    Choice of Law. This Employment Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

22.   Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under California Labor Code Sections 2698, et seq.

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY ARBITRABLE CLAIMS BETWEEN YOU AND THE COMPANY.

This Employment Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in Los Angeles County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let the Company know and the Company will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. In the event of arbitration relating to this Employment Agreement or your service with the Company, each of you and the Company will bear its own costs, including, without limitation, attorneys’ fees.

23.    Counterparts. This Employment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

To indicate your acceptance of this Employment Agreement, please sign and date this Employment Agreement in the space provided below and return it within three (3) business days either via fax (626-219-8722), mail, or scanned email.

Sincerely,

/s/ Steven W. Streit

Steven W. Streit
Chief Executive Officer

ACCEPTANCE:

I have read the foregoing Employment Agreement and agree with the terms and conditions as set forth herein.

SIGNATURE:	/s/ Mark Shifke
Mark Shifke

DATE:	7/15/2019

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the “Release”) is entered into as of [________], by and between Mark Shifke (“you”) and Green Dot Corporation (the “Company”), collectively referred to herein as the “Parties”. Capitalized terms used herein, but not defined herein, will have the meanings ascribed to them in the Amended and Restated Employment Agreement that you entered into with the Company dated July 15, 2019 (the “Employment Agreement”).

Recitals

WHEREAS, you have been providing services to the Company as its Chief Financial Officer pursuant to your Employment Agreement;

WHEREAS, the Company wishes to receive from you a general release of all claims against the Company in consideration for you receiving the termination benefits set forth in the Employment Agreement;

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that you may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to your employment or service with, or separation from, as applicable, the Company, and you and the Company desire to embody in this Release the terms, conditions and benefits to be provided in connection with your termination of employment or service with the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

A.     Termination

1.    Termination Date. Your last day of employment with the Company was [_________] (the “Termination Date”). The Company will pay to you all accrued but unpaid wages earned through the Termination Date, less all applicable withholdings and required deductions, on the Termination Date, regardless of whether you sign this Release.

2.    Consideration for Release. Subject to your compliance with the terms and conditions of this Release, and provided you deliver to the Company this signed Release, do not revoke this Release and satisfy all conditions to make this Release effective, the Company will provide you with the payments and benefits set forth in the Employment Agreement as compensation for this Release.

3.    Employee Inventions and Confidentiality Agreement. You acknowledge and agree that you continue to be bound by the Employee Invention Assignment and Confidentiality Agreement previously entered into by and between you and the Company.

B.    Release

In consideration of the payments and benefits to be provided to you by the Company under the Employment Agreement, and in connection with your Qualifying Termination, by your signature below you agree to the following general release:

1.    On behalf of yourself, your heirs, executors, administrators, successors, and assigns, you hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, for purposes of this Section B, the “Company”) from any and all claims, causes of action, and liabilities up through the date of your execution of this Release. The claims subject to this Release include, but are not limited to, those relating to your employment with the Company and/or any predecessor to the Company and the termination of such employment. All such claims (including related attorneys’

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fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. You further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which you have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to your right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s liability insurance policy, which will, in each case, in all events continue to be at the same level as applicable to active officers and directors of the Company to any claim that arises after the date of this Release or to any right you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which the Company, or any of its subsidiaries or affiliates, and you are held jointly liable.

2.    In understanding the terms of the Release and your rights, you have been advised to consult with an attorney of your choice prior to executing the Release. You understand that nothing in the Release will prohibit you from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) your rights under applicable workers’ compensation laws; (b) your right, if any, to seek unemployment benefits; (c) your right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) your right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable governmental agency. Additionally, nothing in this Release precludes you from filing a claim or participating in any investigation or proceeding before any federal or state agency or governmental body. However, while you may file a claim or participate in any such proceeding, by signing this Release, you waive any right to bring a lawsuit against the Released Parties, and waive any right to any individual monetary recovery in any such proceeding or lawsuit; provided, however, nothing in this Release is intended to impede your ability to receive a monetary award from a government administered whistleblower-award program. Moreover, you will continue to be indemnified for your actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and any director or officer indemnification agreement between you and the Company, if any, and you will continue to be covered by the Company’s director’s and officer’s liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of California.

3.    You understand and agree that the Company will not provide you with the payments and benefits under the Employment Agreement unless you execute the Release. You also understand that you have received or will receive, regardless of the execution of the Release, all wages owed to you together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through your termination date.

4.    As part of your existing and continuing obligations to the Company, you have returned to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including but not limited to the Company’s files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You understand that, even if you did not sign the Release, you are still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by you in

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connection with your employment with the Company, or with a predecessor or successor of the Company pursuant to the terms of such agreement(s). Notwithstanding the foregoing, you may retain during the Consulting Period, any company-provided cell phone or laptop in order to provide services to the Company, but you agree to return such cell phone and laptop computer upon the termination or completion of the Consulting Period. In addition, the Company reserves the right to review and erase any company confidential information that may be contained on the Company-provided cell phone and laptop computer.

5.    You represent and warrant that you are the sole owner of all claims relating to your employment with the Company and/or with any predecessor of the Company, and that you have not assigned or transferred any claims relating to your employment to any other person or entity.

6.    You agree to keep the payments and benefits provided hereunder and the provisions of this Release confidential and not to reveal its contents to anyone except your lawyer, your spouse or other immediate family member, and/or your financial consultant, or as required by legal process or applicable law (except to the extent this Release or the payments and benefits provided under the Employment Agreement, as applicable, have been made public other than by you in violation of this Release).

7.    You understand and agree that the Release will not be construed at any time as an admission of liability or wrongdoing by either the Company or yourself.

8.    You agree that you will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company (including its subsidiaries and affiliates) will not make, and agrees to use its best efforts to cause the officers, directors, employees and spokespersons of the Company to refrain from making, any negative or disparaging statements or comments, either as fact or as opinion, about you (or authorizing any statements or comments to be reported as being attributed to the Company). Nothing in this paragraph will prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.

9.    You agree that you have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried you into executing the Release during that period, and no one coerced you into executing the Release. You understand that the offer of the payments and benefits hereunder and the Release will expire on the twenty-second (22nd) calendar day after your employment termination date if you have not accepted it by that time. You further understand that the Company’s obligations under the Release will not become effective or enforceable until the eighth (8th) calendar day after the date you sign the Release provided that you have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date you deliver a signed copy of the Release to Company you understand that you may revoke your acceptance of the Release. You understand that the payments and benefits under the Employment Agreement will become available to you at such time after the Effective Date.

10.    In executing the Release, you acknowledge that you have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for payments and benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as your proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between the Company and you. Once effective and enforceable, this Release can only be changed by another written agreement signed by you and an authorized representative of the Company.

C.    Miscellaneous

1.    Severability. If any term, covenant, condition or provision of this Release or the application thereof to any person or circumstance will, at any time, or to any extent, be determined invalid or unenforceable, the remaining

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provisions of this Release will not be affected thereby and will be deemed valid and fully enforceable to the extent permitted by law.

2.    Successors; Assignment. The rights and obligations of the Company under this Release will inure to the benefit of and be binding upon the successors and assigns of the Company. Your rights and obligations hereunder are non-assignable. The Company may assign its rights and obligations to any entity in which the Company or an entity affiliated with the Company, has a majority ownership interest.

3.    Choice of Law. This Release is made and entered into in the State of California, and will in all respects be interpreted, enforced and governed by and under the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

4.    Counterparts. This Release may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Release as of [_______]

Mark Shifke

ACCEPTED BY:

Green Dot Corporation

By: Steven Streit
Title: Chief Executive Officer

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